Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	January 1, 2004 through January 31, 2004
Payment Date	February 25, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$1,401,005.91
	Principal Collections	$17,235,032.76
	Substitution Amounts	$—
	Funds from Yield Maintenance Agreement	$—
	Additional Draws	$14,498,634.75
Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:					Factor per 1000
(i)	Enhancer Premium			$54,166.67
(ii)	A-1 Noteholder’s Interest			$562,500.00	1.1250000000
(iii)	Principal Collections to Funding Account			$2,736,398.01
(iv)	Excess Spread (during Revolving)			$784,339.24
(v)	Excess Spread (during AP)			$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$—	0.0000000
(viii)	Enhancer for Prior Draws			$—		Aggregate to Date
(ix)	Liquidation Loss Amount			$—		$—
(x)	Enhancer			$—
(xi)	Interest Shortfalls			$—		$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$784,339.24
Balances					Factor
	Beginning A-1 Note Balance			$500,000,000.00	1.0000000000
	Ending A-1 Note Balance			$500,000,000.00	1.0000000000
		Change		$—	0.0000000000
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$488,089,014.78	0.9761643330
	Ending Pool Balance			$485,352,616.77	0.9706916138
		Change		$2,736,398.01	0.0054727192
	Beginning Principal Balance			$488,089,014.78	0.9761643330
	Ending Principal Balance			$485,352,616.77	0.9706916138
		Change		$2,736,398.01	0.0054727192
	Beginning Certificate Balance			$—
	Additional Balance Increase (Draws minus Payments)			$—
	Ending Certificate Balance			$—
	Beginning Subsequent Transfers			$—
	Current Period Transfers			$—
	Aggregate Subsequent Transfers			$—
	Beginning Funding Account Balance			$11,918,000.72	0.0238360014
	Deposit To (Withdrawal From) Account			$2,736,398.01	0.0054727960
	Ending Funding Account Balance			$14,654,398.73	0.0293087975
	Current Period Liquidation Loss Amount			$—	—
	Aggregate Liquidation Loss Amount			$—	—
	Current Net Excess Spread Percentage			0.1569%
	2 Month Average Net Excess Spread Percentage			0.1711%
	3 Month Average Net Excess Spread Percentage			0.1629%
Delinquencies
		#	$
	Two statement cycle dates:	1		$51.48
	Three statement cycle dates:	1		$14,188.29
	Four statement cycle dates:	—		$—
	Five statement cycle dates:	—		$—
	Six statement cycle dates:	—		$—
	Seven + statement cycle dates:	—		$—
	Foreclosures	—		$—
	REO	—		$—
	Liquidation Loss Amount	—		$—
	Wachovia Bank, National Bank as Administrator

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Additional Information
Net WAC Rate		3.32%
Overcollateralization Target		$250,000.00
Beginning Overcollateralization		$7,015.50
Overcollateralization Amount		$7,015.50
Funding Account Ending Balance		$14,654,398.73
Gross CPR (1 mo. Annualized)		35.040%
Net CPR (1 mo. Annualized)		6.524%
Draw Rate (1 mo. Annualized)		30.362%
WAM		215.06
AGE		21.43
UPB of 3 Largest Loans
		$775,776.69
		$818,686.31
		$828,645.13
Interest Shortfalls	None
Deficiency Amounts	None
Stepdown Event?	No
LIBOR		1.1000%
Net Note Rate		1.3500%
Allocation of Collected Funds
Interest Collections
Total Collected		$(1,604,376.33)
Yield Maintenance Amount		$—
Servicing Fee		$203,370.42
Enhancer Premium		$54,166.67
Additional Balance Interest		$—
A-1 Interest		$562,500.00
Excess Interest		$784,339.24
Net		$—
Principal Collections
Total Collected		$(17,235,032.76)
A-1 Principal		$—
Add’l Balance Increase		$—
Net Draws		$14,498,634.75
Funding Account		$2,736,398.01
Net		$—